                                 EXHIBIT 11 (a)
                                 ---------------

                   COMMERCIAL METALS COMPANY AND SUBSIDIARIES
                   ------------------------------------------

          CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE*
          ------------------------------------------------------------

                       (In thousands except share data)


                                           Three Months ended
                                              November 30,
                                       -------------------------
                                           1997          1996
                                       -----------   -----------
Net earnings                           $     8,053   $     9,177

Weighted average number
   of shares outstanding                14,787,066    15,105,722

Dilutive effect of stock option and
   purchase plans, after application
   of treasury stock method                219,029       282,474


Shares used in calculating primary
   net earnings per share               15,006,095    15,388,196



Earnings per share                     $      0.54   $      0.60





*Fully diluted earnings per share are identical to primary earnings per share.


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